EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-07959, No. 333-42161, No. 333-59305, No. 333-72531, No. 333-52482, No. 333-114465 and No. 333-122491) and the Registration Statements on Form S-3 (No. 333-107286, No. 333-35343, No. 333-33997, No. 333-71053, No. 333-52474, No. 333-90960 and No. 333-114140) of Endologix, Inc. of our report relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, dated March 28, 2005, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Orange County, California
March 28, 2005